Exhibit 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

December 6, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:   KOKO PETROLEUM, INC.

Gentlemen:

I have acted as counsel for KoKo Petroleum, Inc., a Nevada company (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 60,285,398 shares, $0.001 par value per share, of the Company's common stock (the "Shares") at an at market offering price.

You have asked me to render my opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the company, and other documents as I have deemed necessary as a basis for this opinion.

Based upon and subject to the foregoing, I am of the opinion that insofar as the laws of Nevada are concerned:

1.     The Company is a corporation duly organized and validly existing under the laws of Nevada.

2.     The Shares to be sold as described in the Registration Statement have been duly authorized and legally issued as fully paid and non-assessable shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my firm name wherever appearing in the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak